Exhibit 11

                 OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)



                                           -----------------------------------
                                               (in thousands, except per share
                                                          amounts)
                                            -----------------------------------
                                               Three Months       Nine Months
                                              Ended April 30    Ended April 30
                                            -----------------  ----------------
                                              2000      1999    2000      1999
                                           (Restated)         (Restated)
                                            -----------------  ----------------
Net income available to Stockholders
    (numerator)                              $  560   $1,195   $1,440   $5,499
                                             ======   ======   ======   ======

Shares Calculation (denominator):

Average shares outstanding - basic            5,610    5,813    5,660    5,846

Effect of Dilutive Securities:

Potential Common Stock relating to
    stock options                                 1      223       76      149
                                             ------   ------   ------   ------

Average shares outstanding -
    assuming dilution                         5,611    6,036    5,736    5,995
                                             ======   ======   ======   ======

Earnings per share-basic                     $ 0.10   $ 0.21   $ 0.25   $ 0.94
                                             ======   ======   ======   ======
Earnings per share-
    assuming dilution                        $ 0.10   $ 0.20   $ 0.25   $ 0.92
                                             ======   ======   ======   ======